Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2018 Third Quarter Results

Oxford, CT – February 6, 2018 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the third quarter of fiscal year 2018.

Third Quarter Highlights

	Fiscal 2018		Fiscal 2017		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$166.9	$166.9	$146.7	$146.7	13.8%	13.8%
Gross margin	$64.7	$64.7	$52.4	$55.6	23.4%	16.3%
Gross margin %	38.8%	38.8%	35.7%	37.9%
Operating income	$33.1	$34.2	$20.5	$27.6	61.3%	24.0%
Operating income %	19.9%	20.5%	14.0%	18.8%
Net income	$23.8	$25.7	$12.8	$17.4	86.6%	48.1%
Diluted EPS	$0.97	$1.05	$0.54	$0.73	79.6%	43.8%

(1) Results exclude items in reconciliation below.

Nine Month Highlights

	Fiscal 2018		Fiscal 2017		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$495.1	$495.1	$455.2	$455.2	8.8%	8.8%
Gross margin	$188.4	$188.4	$166.4	$170.0	13.2%	10.8%
Gross margin %	38.1%	38.1%	36.5%	37.3%
Operating income	$90.2	$97.8	$79.3	$87.0	13.7%	12.4%
Operating income %	18.2%	19.8%	17.4%	19.1%
Net income	$60.5	$67.9	$49.0	$53.8	23.3%	26.2%
Diluted EPS	$2.49	$2.79	$2.07	$2.27	20.3%	22.9%

(1) Results exclude items in reconciliation below.

“Our third quarter results demonstrated strong year-over-year and sequential improvements in each of our key performance metrics, during what is traditionally our slowest seasonal fiscal quarter,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Continued sales growth in our aerospace and industrial markets, combined with the execution of our cost initiatives, have driven strong quarterly and year-to-date results, positioning the Company well as we enter the fourth quarter.”

Third Quarter Results

Net sales for the third quarter of fiscal 2018 were $166.9 million, an increase of 13.8% from $146.7 million in the third quarter of fiscal 2017. Net sales for the aerospace markets increased 8.9% and the industrial markets increased by 23.1%. Gross margin for the third quarter of fiscal 2018 was $64.7 million compared to $52.4 million for the same period last year. Gross margin as a percentage of net sales was 38.8% in the third quarter of fiscal 2018 compared to 35.7% for the same period last year.

SG&A for the third quarter of fiscal 2018 was $28.2 million, an increase of $2.5 million from $25.7 million for the same period last year. As a percentage of net sales, SG&A was 16.9% for the third quarter of fiscal 2018 compared to 17.5% for the same period last year. The increase was primarily due to higher personnel related expenses of $1.7 million, $0.3 million of additional incentive stock compensation and other items of $0.5 million.

Other operating expenses for the third quarter of fiscal 2018 totaled $3.4 million compared to $6.1 million for the same period last year. For the third quarter of fiscal 2018, other operating expenses were comprised of $1.1 million related to restructuring of our Canadian operation and $2.3 million of amortization of intangible assets. Other operating expenses last year consisted of $3.8 million in restructuring and integration costs associated with our industrial manufacturing operation in South Carolina and $2.3 million in amortization of intangible assets.

Operating income for the third quarter of fiscal 2018 was $33.1 million compared to operating income of $20.5 million for the same period last year. Excluding costs associated with restructuring of our Canadian operation, operating income would have been $34.2 million for the third quarter of fiscal 2018 compared to an adjusted $27.6 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 20.5% compared to 18.8% for the same period last year.

Interest expense, net was $1.8 million for the third quarter of fiscal 2018 compared to $2.1 million for the same period last year.

Income tax expense for the third quarter of fiscal 2018 was $7.5 million compared to $5.9 million for the same period last year. Our effective income tax rate for the third quarter of fiscal 2018 was 23.9% compared to 31.5% for the same period last year. Tax provision was impacted by the adoption of the Tax Cuts and Jobs Act (TCJA) signed into law by the President on December 22, 2017. The income tax expense includes approximately $9.5 million expense related to the one-time repatriation transition tax offset by approximately $8.7 million benefit associated with the revaluation of deferred tax liabilities. The income tax expense also includes approximately $1.2 million of benefit associated with the adoption of ASU No. 2016-09 “Improvements to Employee Share-Based Payment Accounting” and reflects the lower blended statutory rate as a result of the enactment of TCJA.

Net income for the third quarter of fiscal 2018 was $23.8 million compared to $12.8 million for the same period last year. On an adjusted basis, net income would have been $25.7 million for the third quarter of fiscal 2018, compared to an adjusted net income of $17.4 million for the same period last year.

Diluted EPS for the third quarter of fiscal 2018 was 97 cents per share compared to 54 cents per share for the same period last year. On an adjusted basis, diluted EPS for the third quarter of fiscal 2018 would have been $1.05 per share compared to an adjusted diluted EPS of 73 cents per share for the same period last year, an increase of 43.8%.

Backlog, as of December 30, 2017, was $392.5 million compared to $349.1 million as of December 31, 2016.

Tax Reform

The third quarter of fiscal 2018 includes the impact of adjustments made in relation to the recently enacted Tax Cuts and Jobs Act (TCJA). These one-time adjustments resulted in a net tax charge of $0.8 million. These one-time adjustments were mainly comprised of a charge of $9.5 million for the estimated repatriation transition tax offset by an estimated benefit of $8.7 million associated with revaluation of our deferred tax liabilities. The third quarter tax provision also benefited from a lower blended statutory tax rate of 31.5% due to the enactment of TCJA. Based on our initial reviews and subject to further regulatory guidance issued in connection with TCJA, we estimate the fourth quarter of fiscal 2018 effective tax rate will be approximately 25.0% to 27.0% and we estimate the full year fiscal 2019 effective tax rate will be approximately 20.0% to 22.0%.

Restructuring of Canadian Operation

The Company recorded an after-tax charge of $1.1 million in the third quarter of fiscal 2018 associated with the second quarter fiscal 2018 decision to restructure its manufacturing operation in Montreal, Canada. The $1.1 million charge was primarily associated with employee severance and termination costs. Year to date after-tax charges are $6.7 million and the total expected impact of the restructuring remains between $7.0 million and $7.5 million in after-tax charges.

Outlook for the Fourth Quarter Fiscal 2018

The Company expects net sales to be approximately $172.0 million to $175.0 million in the fourth quarter fiscal 2018. This would result in a growth rate of approximately 7.4% to 9.2% on a year over year basis.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 3083519. An audio replay of the call will be available from 2:00 p.m. ET February 6th, 2018 until 2:00 p.m. ET February 13th, 2018. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 3083519. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable U.S. GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, including the impact of the TCJA, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016

Net sales	$166,858	$146,656	$495,072	$455,178
Cost of sales	102,193	94,271	306,687	288,811
Gross margin	64,665	52,385	188,385	166,367

Operating expenses:
Selling, general and administrative	28,162	25,712	83,535	76,696
Other, net	3,380	6,144	14,649	10,367
Total operating expenses	31,542	31,856	98,184	87,063

Operating income	33,123	20,529	90,201	79,304

Interest expense, net	1,761	2,111	5,704	6,659
Other non-operating (income) expense	26	(216)	462	51
Income before income taxes	31,336	18,634	84,035	72,594
Provision for income taxes	7,504	5,864	23,571	23,556
Net income	$23,832	$12,770	$60,464	$49,038

Net income per common share:
Basic	$0.99	$0.54	$2.53	$2.09
Diluted	$0.97	$0.54	$2.49	$2.07

Weighted average common shares:
Basic	23,985,925	23,581,921	23,912,474	23,457,717
Diluted	24,446,115	23,813,780	24,322,165	23,719,121

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Gross Margin to	December 30,	December 31,	December 30,	December 31,
Adjusted Gross Margin:	2017	2016	2017	2016

Reported gross margin	$64,665	$52,385	$188,385	$166,367
Inventory purchase accounting adjustment	—	—	—	382
Integration and restructuring		3,215		3,215
Adjusted gross margin	$64,665	$55,600	$188,385	$169,964

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Operating Income to	December 30,	December 31,	December 30,	December 31,
Adjusted Operating Income:	2017	2016	2017	2016

Reported operating income	$33,123	$20,529	$90,201	$79,304
Inventory purchase accounting adjustment	—	—	—	382
Integration and restructuring	1,091	7,060	7,585	7,282
Adjusted operating income	$34,214	$27,589	$97,786	$86,968

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Nine Months Ended
Per Common Share to Adjusted Net Income and	December 30,	December 31,	December 30,	December 31,
Adjusted Net Income Per Common Share:	2017	2016	2017	2016

Reported net income	$23,832	$12,770	$60,464	$49,038
Inventory purchase accounting adjustment (1)	—	—	—	257
Restructuring (1)	1,091	4,838	6,668	4,987
Foreign exchange translation loss (gain) (1)	(47)	(199)	150	(199)
TCJA repatriation transition tax	9,491	—	9,491	—
TCJA revaluation of deferred tax liabilities	(8,708)	—	(8,708)	—
Discrete tax reserve loss (benefit)	45	(56)	(137)	(238)
Adjusted net income	$25,704	$17,353	$67,928	$53,845
(1) After tax impact.

Adjusted net income per common share:
Basic	$1.07	$0.74	$2.84	$2.30
Diluted	$1.05	$0.73	$2.79	$2.27

Weighted average common shares:
Basic	23,985,925	23,581,921	23,912,474	23,457,717
Diluted	24,446,115	23,813,780	24,322,165	23,719,121

	Three Months Ended		Nine Months Ended
	December 30,	December 31,	December 30,	December 31,
Segment Data, Net External Sales:	2017	2016	2017	2016

Plain bearings segment	$69,764	$65,822	$214,809	$205,107
Roller bearings segment	32,485	26,157	96,215	80,786
Ball bearings segment	16,496	13,700	48,756	41,979
Engineered products segment	48,113	40,977	135,292	127,306
	$166,858	$146,656	$495,072	$455,178

	Three Months Ended		Nine Months Ended
	December 30,	December 31,	December 30,	December 31,
Selected Financial Data:	2017	2016	2017	2016

Depreciation and amortization	$6,958	$6,779	$21,196	$20,478

Incentive stock compensation expense	$3,267	$2,962	$9,897	$8,914

Adjusted operating income plus depreciation/amortization plus incentive stock compensation expense	$44,439	$37,330	$128,879	$116,360

Cash provided by operating activities	$28,534	$36,062	$92,496	$74,575

Capital expenditures	$7,875	$4,794	$20,542	$14,415

Total debt			$197,953	$294,943

Cash and short-term investments			$43,822	$39,472

Repurchase of common stock			$4,933	$4,750

Backlog			$392,462	$349,123